EXHIBIT 99.1

[TECO Energy Logo]

FOR IMMEDIATE RELEASE

Contact:	News Media: Ross Bannister—(813) 228-4945
Investor Relations: Mark Kane—(813) 228-1772
Internet: http://www.tecoenergy.com

TECO POWER SERVICES COMPLETES PURCHASE OF PANDA ENERGY’S

INTEREST IN THE UNION AND GILA RIVER POWER STATIONS

TAMPA, FL June 26, 2003 — TECO Power Services, TECO Energy’s unregulated power generation subsidiary, today announced that it has completed the previously announced purchase of Panda Energy’s interest in the Union Power Station in Arkansas and the Gila River Power Station in Arizona. This acquisition will result in TECO Power Services’ ownership of 100 percent of the two projects resulting in their consolidation on the TECO Energy financial statements effective with the second quarter. The acquisition of Panda’s interest in the Texas Independent Energy (TIE) projects is not included in this transaction as previously anticipated.

TECO Energy Chairman and CEO Robert Fagan said, “We announced in April that we would assume ownership of these projects as a component of our overall strategy to reduce our merchant power exposure. Full ownership gives us the flexibility to manage these projects to minimize the risk to earnings and cash flow from these power plants while maximizing their value.”

The acquisition will result in non-cash accounting write-offs in the second quarter, which are part of the previously announced $300 million to $350 million after tax write-offs that included the write-off of $64 million of turbine purchase obligations recorded in the first quarter. The accounting write-offs include amounts related to items such as previously recorded credit support fees from Panda, Panda’s Other Comprehensive Income balance primarily related to interest rate swaps, Panda’s negative equity balance in the projects and other accounting charges.

Note: This news release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. These forward-looking statements include references to the company’s plans to reduce it exposure to merchant power uncertainty. Certain factors that could cause actual results to differ materially from those projected in these forward-looking statements include the following: TECO Energy’s ability to reduce its earnings and cash flow risk from TECO Power Services’

merchant power facilities; and the ultimate accounting treatment of the estimated write-offs. Other factors that could impact results are discussed under “Investment Considerations” in the company’s Annual Report on Form 10-K for the year ended December 31, 2002.

TECO Energy (www.tecoenergy.com) is a diversified, energy-related holding company based in Tampa. Its principal businesses are Tampa Electric, Peoples Gas, TECO Power Services, TECO Coal, TECO Transport, and TECO Solutions.